Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) dated April 20, 2017 between LENOX DRIVE OFFICE PARK, LLC, a Delaware limited liability company with an office at c/o JFR Global, 2329 Nostrand Avenue, Suite 200, Brooklyn, New York 11210, successor in interest to Brandywine Operating Partnership, L.P. (“Landlord”) and CELSION CORPORATION, a Delaware Corporation limited liability company having an address at 997 Lenox Drive, Suite 102, Lawrenceville, New Jersey 08648 (“Tenant”).

R E C I T A L S:

WHEREAS, pursuant to a certain Lease dated July 14, 2011 (the “Original Lease”), Tenant now leases an agreed upon 10,870 rentable square feet (“rsf”) of space on the first floor of the office building located at 997 Lenox Drive, Lawrenceville, New Jersey (the “Building”), commonly referred to as Suite 106 (the “Original Premises”); and

WHEREAS, the term for the Original Lease expires on April 30, 2017; and

WHEREAS, Tenant now desires to reduce the size of the Original Premises such that it will be comprised of an agreed upon 7,565 rsf (the “Demised Premises”) and further desires to extend the term of the Lease for an additional five (5) years and four (4) months, subject to the terms and conditions described herein; and

WHEREAS, Landlord and Tenant mutually agree in this First Amendment to implement the terms of the reduction in size and extension of term and make such other modifications as are herein agreed in order to accomplish and complement the foregoing, all as set forth herein below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.     Incorporation of Recitals; Capitalized Terms. The recitals set forth above, the Original Lease as amended herein, and the exhibits attached thereto are hereby incorporated by reference into this First Amendment. For sake of clarity any reference to the Building, Premises, Term, and Landlord shall mean references to those terms identified in this First Amendment. For purposes of this First Amendment, except where the context otherwise requires, the First Amendment and the Original Lease shall be referred to collectively as the “Lease.”

2.     Demised Premises. Landlord and Tenant agree that effective May 1, 2017 the Demised Premises shall be deemed to be comprised of 7,565 rsf. The Demised Premises and that portion of the Original Premises being removed are depicted on Schedule A attached hereto and made a part hereof.   Landlord agrees that the current IT room, which is not contiguous to the premises shall continue to be included in the Demised Premises. Tenant agrees to pay a sum not to exceed $1,500. 00 based on Landlord’s invoice toward the creation of a hallway door access. Landlord shall have the absolute right upon ninety (90) days’ notice to relocate the IT room into the Demised Premises at Tenant’s sole cost and expense. If Landlord relocates the IT room, Landlord shall reimburse the Tenant by way of immediately applied rent credit, the sum of $1,500.00. Upon the completion of the relocation Landlord and Tenant will readjust the square footage and amount of Fixed Basic Rent from the Demised Premises after the relocation. Landlord further agrees that if the hallway door access can be utilized for a new tenant, it shall credit Tenant toward the next payment of Fixed Basic Rent the amount paid by Tenant for the hallway access door.

3.     Lease Term. Landlord and Tenant agree that the term of the Lease shall be extended for five (5) years and four (4) months. The Commencement Date shall be May 1, 2017 regardless of whether Landlord has completed Landlord’s Work as described in Paragraph 6 and the Expiration Date shall be August 30, 2022. The foregoing agreed upon Commencement Date for this First Amendment shall require Tenant to vacate, and discontinue use of, that portion of the Premises leased under the Original Lease (comprised of 3,305 rsf as described on Schedule A) by no later than May 1, 2017 and to execute and deliver to Landlord this First Amendment by no later than 5:00 PM April 12, 2017.The parties agree to execute a Confirmation of Lease Term document to be prepared by Landlord consistent with the form attached to the Original Lease as Exhibit B. The parties agree that the Original Lease shall continue in accordance with its terms until the Commencement Date described herein.

4.     Fixed Basic Rent. During the Lease Term for the Demised Premises, the Fixed Basic Rent payable pursuant to the Lease, as further amended by this First Amendment, shall be based on consecutive 12 month periods falling on the anniversary of the Commencement Date, and each such 12-month period shall be a “Lease Year.” The first Lease Year shall commence on the Commencement Date as described above. There shall be an abatement of Fixed Basic Rent during the initial four (4) months of the term. During the rent abatement period, Tenant shall pay electric charges in the manner currently calculated as applied to the Demised Premises. Fixed Basic Rent shall be payable based on 7,565 rsf as set forth in the table below:

Lease Year	Per RSF	Annual Rent		Monthly Rate

1	$30.00	$151,300.00*		$18,912.50

2	$30.50	$230,732.50		$19,227.71

3	$31.00	$234,515.00		$19,542.92

4	$31.50	$238,297.50		$19,858.13

5	$32.00	$242,080.00		$20,173.33

6	$32.50	$81,954.16	**	$$20,488.54

*Based on 8 months following 4 month rent abatement

** Based on 4 months

5.     Additional Rent/Utilities/Base Year/ Tenant’s Percentage. Tenant shall continue to pay Additional Rent, Operating Expenses, and Utilities in the same manner as presently paid pursuant to the Original Lease except as set forth herein which shall be applicable after the Commencement Date. Electricity shall be charged at the rate of the greater of $1.75 per rentable square foot or the adjusted rate as described in Section 5 of the Lease. Tenant’s Percentage as described in Section 4 (A) of the Original Lease shall be 7.6%. Landlord further agrees that effective May 1, 2017, Tenant’s Base Year shall be Calendar Year 2017.

6.     Acceptance of Premises/ Additional Work. Tenant agrees that the Premises are accepted in its AS –IS subject to Landlord implement the changes depicted on the Space Plan attached hereto as Schedule A and in accordance with the scope of work attached hereto as Schedule B. All work shall be performed by Landlord and shall use the then applicable Building Standards. By its execution hereof, Tenant accepts in all respects the Scope of Work. Any future changes thereto which increases Landlord’s costs shall be implemented at the sole cost and expense of Tenant. Tenant acknowledges that the performance of work shall cause minor disturbance and interference to the operations of Tenant at the Demised Premises. Landlord agrees that it shall commence the work described on Schedule B as soon as commercially practical based on Tenant’s vacation and available work space and to continue towards completion in a commercial reasonable manner.

7.      Right of Termination. Tenant shall have a one (1) time option (the “Cancellation Option”) to terminate the Lease pursuant to the provisions of this Paragraph. If properly exercised, the cancellation of this Lease pursuant to the Cancellation Option shall be effective as of the fortieth (40th) month after the Commencement Date (the “Cancellation Date”). Not later than the last day of the twenty eighth (28th) month calculated from the Commencement Date, Tenant must give Landlord written notice of Tenant's election to exercise the Cancellation Option (the “Cancellation Notice”). As a condition of Tenant’s rights hereunder, no Event of Default (beyond notice and any applicable grace period) shall exist either on the date that Tenant exercises the Cancellation Option and up to, and on and as of, the Cancellation Date. Tenant shall pay to Landlord, a fee (the “Cancellation Fee”) in an amount equal to the unamortized portion (as of the Cancellation Date) of (i) the Landlord’s costs for Landlord’s Work (iii) the unamortized rent abatement and (iii) the leasing commissions and legal fees paid by Landlord in connection with this Lease (collectively, “Landlord’s Costs”). Landlord’s Costs will be amortized over the period commencing on the Commencement Date and continuing through the scheduled expiration date of this Lease at an annual interest rate of eight (8%) percent. Such payment shall be made on the date upon which the Cancellation Notice is served. If Tenant timely and properly exercises the Cancellation Option (time being of the essence): (i) all Fixed Basic Rent and additional rent payable under this Lease shall be paid through and apportioned as of the Cancellation Date (in addition to payment by Tenant of the Cancellation Fee); (ii) neither party shall have any rights, estates, liabilities or obligations under this Lease for the period accruing after the Cancellation Date, except those which, by the provisions of this Lease, expressly survive the expiration or termination of the term of this Lease; and (iii) Tenant shall surrender and vacate the Premises and deliver possession thereof to Landlord on or before the Cancellation Date in the condition required under this Lease for surrender of the Demised Premises including all restoration required under the Lease. If Tenant fails to vacate, Tenant shall be deemed to have committed an Event of Default under the Lease as amended hereby. Upon completion of Landlord’s Work and after the Commencement Date is determined, Landlord shall provide Tenant with a detail of the Cancellation Fee within thirty (30) days of written request by Tenant.

8.     Notice to Landlord and Tenant/Rent Payment Address. Any notice, statement, demand, request or other communication required or permitted to be given and all payments of Rent and Additional Rent shall be sent to Landlord as follows:

Lenox Drive Office Park LLC c/o Vision Management, LLC 1009 Lenox Drive, Suite 100 Lawrenceville, New Jersey 08648

Tenant agrees that it shall pay Fixed Basic Rent and any Additional Rent and all payments due under the Lease as amended to Landlord by an ACH or wire procedure after receipt of appropriate information from Landlord.

9.      Broker. Tenant and Landlord mutually represent and warrants to each other Landlord that except for the broker described in Section 23 of the Original Lease and Landlord’s broker (collectively the “Broker”) no other broker or real estate agent was engaged or employed in connection with this First Amendment. Landlord represents that it shall pay the Broker a commission pursuant to a separate written agreement.   Each party hereby indemnifies and holds the other harmless from and against any and all costs, claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any breach of the foregoing representation.

10.  Security Deposit.   The parties hereby confirm that Landlord is holding a Security Deposit in the form of a Letter of Credit in the amount of $100,000.00 which shall apply to the Demised Premises and this First Amendment. Landlord agrees that after the Commencement Date and provide Tenant is not in default hereof after any applicable notice and grace period, Tenant shall be entitled to reduce the Security Deposit to the total sum of $50,000.00. Accordingly, Tenant shall be entitled to replace the existing Security Deposit by either a cash deposit of new letter of credit in the amount of $50,000.00. Landlord and Tenant shall cooperate with the replacement and return procedures.

11.     Ratification. Tenant confirms and ratifies that, as of the date hereof: (a) Tenant is the Tenant under the Lease and has neither assigned the Lease as amended nor subleased any portion of the Premises; (b) the Lease as amended and as further amended herein, is and remains in good standing and in full force and effect; (c) Landlord is not in default of any of its obligations under the Lease, nor, to Tenant’s knowledge, has any event occurred which, with the giving of notice of the passage of time or both would constitute a default by Landlord under the Lease; and (d) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease as amended.

12.     Binding Effect/Governing Law. Except as modified hereby, the Original Lease as amended by the First Amendment shall remain in full force and effect, and shall be binding upon Landlord and Tenant and their respective successors and assigns. This First Amendment shall be governed by the law of the State of New Jersey.

13.     Conflicts. If any inconsistency exists or arises between the terms of this First Amendment and the terms of the Original Lease, the terms of this First Amendment shall prevail.

14.     Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document. Signatures transmitted via facsimile or e-mail shall have the same binding effect as original signatures. Promptly following any facsimile transmittal or e-mail transmittal of signatures in “PDF” format, the parties shall deliver to each other the original executed document (it being agreed and understood that the delivery of such original shall not be a condition to the binding nature of the facsimile or electronic copy of the document).

15.     Continuation of Lease.      Except as set forth above, the Lease as modified by this First Amendment shall continue in full force and effect in accordance with its terms subject to the following modifications which shall govern from and after the Commencement Date:

(a). The cleaning specifications attached hereto as Schedule C shall apply;

(b). The Building Standards for the Building attached hereto as Schedule D shall apply;

(c) Section 18 B of the Lease shall be modified to delete Tenant’s right of set off except upon receipt of a monetary judgment in favor of Tenant issue by a court of competent jurisdiction;

(d) Section 25 of the Lease is deemed modified to provide that the Tenant shall not have the right to terminate the Lease on account of Landlord’s exercise of its right of relocation as otherwise described in Section 25.

(e) Section 31 (Expansion) and Section 33 (Tenants Economic Incentives) shall no longer apply and shall be deemed null and void.

16.     Confidentiality.     The terms of this First Amendment shall remain confidential and shall not be released to any third party except as otherwise provided herein and as required by law. Nothing contained herein shall prohibit the parties hereto from releasing the terms of this First Amendment to their attorneys and/or other professionals, investors, lenders and potential purchasers of the property. Except for public announcements that may be required by law, all public announcements with the use of Tenant's name shall be subject to Tenant's prior written consent, which may be withheld in Tenant's sole discretion.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date and year first above written.

LANDLORD:
LENOX DRIVE OFFICE PARK, LLC

By: ________________________________

Name: ______________________________

Title: _______________________________

TENANT:
CELSION CORPORATION

By: ________________________________

Name: ______________________________

Title: ___________________________

SCHEDULE A

SPACE PLAN

7,565 RSF

   Princeton Pike Corporate Center

997 Lenox Road - Suite 102 Lawrence Township, New Jersey

First Floor Plan

SCHEDULE B

SCOPE OF WORK

Creating the Demised Premises

Shampoo the Carpets in the Demised Premises

Paint the Demised Premises

SCHEDULE C

CLEANING SPECIFICATIONS

SCHEDULE D

BUILDING STANDARD CONSTRUCTON MATERIALS

Door size and type

Building standard door for Lessee space will be 7’ rotary birch - stain grade

Building standard for Lessee space from corridor will be 7’Rotary birch – stain grade

Doors will be 3’ width unless otherwise specified

All hollow metal door frames will be knock down type

Locksets

Building standard Schlage AL-Series Jupiter 626 chromium plated lever set

Locksets for corridor entrances and storage closets and passage sets for all other areas

Blinds

Building standard will be 1” Levelour mini blinds with brushed aluminum finish

Lighting

Building standard recessed fluorescent fixtures 2x4 parabolic 18 cell (no return air)

2 fixtures for each office and one fixture for every 100Sqft of open area

2 outlets for every office and one outlet for every perimeter wall of open area

1 20amp circuit per every four work stations

1 switch for every office and one switch for every open area

Building standard provides no provisions for floor outlets

Ceiling tile and grid (Lessee space) building standard

Grid standard 15/16” white grid by Armstrong

2x4 Cortega Lay-in #769 ceiling tile by Armstrong

HVAC Diffuser

Square flush diffuser (white) single baffle

One diffuser per office and conference rooms

Open area diffusers will be installed per code

Sprinkler

Normal hazard Concealed heads will be used throughout

Heads will be located per New Jersey NFPA 13 code

Paint

Building standard will consist of only one paint color Benjamin Moore eggshell finish

Flooring

Carpet

Tandus Carpet Tile 24” x 24” from quick ship line (City Walk Style)

VCT

Azrock 12” x 12” x 1/8” vinyl composite tile, Cortina Colors

Vinyl Base

Johnsonite 4” vinyl base, 1/8”

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